                                   EXHIBIT 12

                               EOG RESOURCES, INC.
                Computation of Ratio of Earnings to Fixed Charges
                                 (In Thousands)
                                   (Unaudited)

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
                                      NINE MONTHS ENDED
                                         SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                      -----------------  ---------------------------------------------------------------------
                                             1999           1998           1997           1996           1995           1994
                                          ---------      ---------      ---------      ---------      ---------      ---------
EARNINGS AVAILABLE FOR
FIXED CHARGES:
Net Income                                $ 538,625      $  56,171      $ 121,970      $ 140,008      $ 142,118      $ 147,998
Less: Capitalized Interest Expense           (8,637)       (12,711)       (13,706)        (9,136)        (6,490)        (6,124)
Add: Fixed Charges                           54,603         61,290         41,423         21,997         18,414         14,613
Income Tax Provision (Benefit)              (19,004)         4,111         41,500         50,954         41,936          5,937
                                          ---------      ---------      ---------      ---------      ---------      ---------
EARNINGS AVAILABLE                        $ 565,587      $ 108,861      $ 191,187      $ 203,823      $ 195,978      $ 162,424
                                          =========      =========      =========      =========      =========      =========


FIXED CHARGES:
Interest Expense                          $  45,966      $  48,463      $  27,369      $  12,370      $  11,310      $   8,135
Capitalized Interest                          8,637         12,711         13,706          9,136          6,490          6,124
Rental Expense Representative of
    Interest Factor                              --            116            348            491            614            354
                                          ---------      ---------      ---------      ---------      ---------      ---------
TOTAL FIXED CHARGES                       $  54,603      $  61,290      $  41,423      $  21,997      $  18,414      $  14,613
                                          =========      =========      =========      =========      =========      =========

RATIO OF EARNINGS TO
FIXED CHARGES                                 10.36           1.78           4.62           9.27          10.64          11.12
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